EXHIBIT 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Announces
     2005 Proved Reserves, Updates Drilling Activity
     Natchez, MS (February 27, 2006)—Callon Petroleum Company (NYSE: CPE) announced today it ended 2005 with proved reserves of 78.0 billion cubic feet of natural gas and 18.4 million barrels of oil, or 189 billion cubic feet of natural gas equivalent (Bcfe). Year-end reserves for 2004 were 191 Bcfe.
     At December 31, 2005, the company’s independent petroleum engineers estimated the present value of these reserves, excluding income taxes, using Securities and Exchange Commission (SEC) pricing guidelines for year-end 2005 discounted at 10%, to be $1.1 billion. Using the SEC guidelines, realized prices averaged $10.13 per thousand cubic feet of natural gas and $55.44 per barrel of oil.
     “We had planned to drill 14 wells during calendar year 2005,” explains Fred Callon, chairman and CEO, “but because of the extensive tropical storm and hurricane activity which affected our drilling schedule, we only drilled 10. Of those 10, six were discoveries, three were unsuccessful and one did not meet its depth objective.” Thus far in 2006, Callon has completed drilling an additional three discovery wells, making a total of nine new discoveries which should be producing by mid-year.
     The company anticipates drilling 21 exploratory wells during 2006. Updated drilling activity for 2006 includes the following:
     High Island Block 165 — The #1 well was drilled to a total depth of 17,029 feet, is a potentially significant discovery and is currently being completed. Production is expected to commence during the second quarter of 2006. Callon owns a 16.7% working interest.
     Mississippi Canyon 860 (Bob North Prospect) — The North Bob #2 well, which spud on December 29, 2005, was abandoned on February 19, 2006 due to the inability to drill through the formations found above salt between 11,500 feet and 12,000 feet. The prospect remains viable, but untested, and plans are being evaluated to drill another well. Callon has a 3.3% working interest.
     Brazos Block 405 #1 (Pelican Prospect) — The exploratory well, which was drilled to a total depth of 10,667 feet, resulted in a discovery and is being completed. The well encountered 30 feet of pay and first production is anticipated during the second quarter of 2006. Callon owns a 50% working interest.
     East Cameron Block 268 (Blondie Prospect) — The #1 well, drilled to a total depth of 10,847 feet, logged 35 feet of net pay in the objective section. Production is expected to begin during July 2006 at anticipated rates of approximately 15 million cubic feet of natural gas equivalent (MMcfe) per day. Callon operates and owns a 50% working interest.
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our businesses are set forth in our filings with the SEC. These risks and uncertainties include general economic conditions; the volatility of oil and natural gas prices; the uncertainty of estimates of oil and natural gas reserves; the availability and cost of seismic, drilling and other equipment; operating hazards inherent in the exploration for and production of oil and natural gas; difficulties encountered during the exploration for and production of oil and natural gas; weather conditions; and other factors listed in the reports filed by us with the SEC. For additional information with respect to these and other factors, see our reports filed with the SEC. Our forward-looking statements speak only as of the date made, and we have no obligation to update these forward-looking statements.
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